AMENDED AND RESTATED

SEVERANCE AGREEMENT

This Agreement, originally effective as of May 1, 2012 (the "Effective Date") and amended and restated as of December 15, 2016, is made by and between Spectrum Brands, Inc. (the "Company"), a Delaware corporation, with its world headquarters located at 3001 Deming Way, Middleton, WI 53562, and Nathan E. Fagre (the "Executive").

BACKGROUND

During the course of Executive's employment with the Company, the Executive will be privy to important confidential information of the Company, and will develop substantial skills and knowledge related to the Company's industry, which skills and knowledge would be of substantial value to the Company's competition.

The Company considers it essential to the best interests of its shareholders to foster the continued employment of its key managers, and to limit their ability to compete with the Company after their employment terminates.

The Executive and the Company wish to execute this Agreement to formalize the terms of Executive's continuing employment.

CONSIDERATION

The Executive's continued employment with the Company and Executive's cash compensation adjustment is expressly conditioned upon the agreement by the Executive to the terms and conditions of such employment as contained in this Agreement.  In consideration of the promises contained within this Agreement (promises that include benefits to which Executive would not otherwise be entitled or receive), the Executive's continued employment with the Company in Executive's role as a General Counsel and Secretary of the Company, the payment of $50.00, and for other and good valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Executive hereby agree as follows.

UNDERTAKINGS

Now therefore, the parties agree:

1.

Term of Agreement.  The term of this Agreement shall commence on the date hereof and shall continue in effect for a period of one year from the Effective Date.  The initial term shall thereafter be automatically extended for successive one-year periods unless otherwise terminated in accordance with this Agreement (such initial term together with any extensions thereof, the "Term").

QB\42554037.3

2.	Severance Payments.

If the Executive's employment is terminated during the Term (a) by the Company without Cause (as defined below) or by the Executive for Good Reason (as defined below) or (b) by reason of death or Disability (as defined below), and the Executive executes a separation agreement with a release of claims agreeable to the Company (to the extent the Executive is physically and mentally capable to execute such an agreement), then the Company shall pay the Executive the amounts, and provide the Executive the benefits, described in Section 2.2 (the "Severance Payments").

The Company shall pay to the Executive as severance, an amount in cash equal to one hundred percent (100%) of the sum of (i) the Executive's base salary in effect at the time such termination occurs, to be paid in equal semi-monthly installments over the Non-Competition Period (as defined below), and (ii) the annual bonus to which the Executive is entitled with respect to the fiscal year in which the termination occurs under any annual bonus or incentive plan maintained by the company in an amount determined as if the Company had achieved 100% of the applicable performance goals set by the Board of Directors of the company for such fiscal year, which shall be paid to the Executive on or before the December 31st following the end of such fiscal year.  Notwithstanding the foregoing, if payment in accordance with the preceding sentence would subject the Executive to tax under section 409A of the Internal Revenue Code of 1986, as amended, then payment will be suspended until the first date as of which payment can be made without subjecting the Executive to such tax.

For the 12-month period immediately following such termination, the Company shall arrange to provide the Executive and his dependents health insurance benefits substantially similar to those provided to the Executive and his dependents by the Company.  Executive must elect COBRA coverage and make timely payments in accordance with the terms outlined in the COBRA notice, to receive this benefit.  Should Executive elect COBRA, the Company agrees that the Executive and/or eligible members of Executive's family shall pay no more than the rate charged to its employees by the company at the time of such payments for a period of twelve (12) months, and that the Company shall pay for the employer portion of providing such healthcare coverage.  Health benefit contributions pursuant to this Section 2.2(b) shall cease immediately upon the discovery by the Company of the Executive's breach of the covenants contained in Sections 5 or 6 hereof.  In addition, Company contributions for health benefits receivable by the Executive pursuant to this Section 2.2(b) shall be

QB\42554037.3

reduced to the extent benefits of the same type are received by or made available to the Executive during the 12-month period following the Executive's termination of employment (and any such benefits received by or made available to the Executive shall be reported to the Company by the Executive); provided,  however, that the Company shall reimburse the Executive for the excess, if any, of the cost of such benefits to the Executive over such cost immediately prior to the date of termination.

If in the period that begins sixty (60) days prior to the occurrence of a Change in Control (or, if earlier, upon the signing of a definitive agreement to enter into an event that actually results in a Change in Control) and ends upon the first anniversary of such Change in Control, Executive's employment is terminated by the Company without Cause (and not due to death or Disability) or by Executive for Good Reason (such termination, a "Change in Control Termination"), and the Executive executes a separation agreement with a release of claims agreeable to the Company (to the extent the Executive is physically and mentally capable to execute such an agreement), then the Executive shall be entitled to the payments and benefits set forth in Section 2.2 above, and in addition, to  accelerated vesting of all unvested outstanding time-based equity awards and all unvested outstanding performance-based equity awards (at target) to Executive; in each case as more fully set forth in the applicable award agreements and provided that as a condition precedent for Executive to be entitled to these equity awards, he shall comply with the provisions of Section 5 below.

Any payments provided for hereunder shall be paid net of any applicable withholding required under federal, state, or local law and any additional withholding to which the Executive has agreed.

If the Executive's employment with the Company terminates during the Term, the Executive shall not be required to seek other employment or to attempt in any way to reduce any amounts payable to the Executive by the Company pursuant to this Section 2.

3.

Termination Procedures.  During the Term, any purported termination of the Executive's employment (other than by reason of death) shall be communicated by written notice of termination from one party to the other in accordance with Section 8 hereof.  The notice of termination shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive's employment under the provision so indicated.

4.

At-Will Employment.  Employment of Executive by the Company is "At Will": This means that either the Executive or the Company may terminate the employment relationship at any time for any reason or no reason at all.  No

QB\42554037.3

writing or oral statements from employees, managers, or other executives of the Company can modify the at-will employment relationship.  Only a written document executed by the Executive and the CEO, CFO, or the Senior Vice President of Human Resources of the Company, may modify the at-will employment relationship.

5.	Executive's Covenant Not to Compete and Non-Solicitation Covenant.

During the Non-Competition Period, the Executive will not, directly or indirectly, either separately, jointly, or in association with others, as an officer, director, consultant, agent, employee, owner, principal, partner, or stockholder of any business, or in any other capacity, provide services of the same or similar kind or nature that he or she provides to the Company to, or have a financial interest in (excepting only the ownership of not more than 5% of the outstanding securities of any class listed on an exchange, any competitor of the Company or any of its subsidiaries (which means any person or organization that is in the business of or makes money from designing, developing, or selling products or services similar to those products and services developed, designed or sold by the Company).  For purposes of this Agreement, the "Non-Competition Period" means the period beginning on the date hereof and continuing until the date which is the twelve month anniversary of the date of termination.  In recognition, acknowledgement and agreement that the Company's business and operations extend throughout North America and beyond, the parties agree that the geographic scope of this covenant not to compete shall extend to North America.

Without limiting the generality of Section 5.1 above, during the Non Competition Period the Executive will not, directly or indirectly, in any capacity, either separately, jointly, or in association with others, solicit or otherwise contact any of the Company's customers with whom the Executive had contact, responsibility for, or had acquired confidential information about by virtue of his or her employment with the Company at any time during his or her employment, if such contact is for the general purpose of selling products that satisfy the same general needs as any products that the Company had available for sale to its customers during the Non-Competition Period.

During the Non-Competition Period, the Executive shall not, initiate contact in order to induce, solicit, or encourage any person to leave the Company's employ.  Nothing in this paragraph is meant to prohibit an employee of the Company that is not a party to this Agreement from becoming employed by another organization or person.

For purposes of this Section 5 and Section 6, the "Company" refers to the Company and any incorporated or unincorporated affiliates of the Company.

QB\42554037.3

6.	Secret Processes, Confidential Information and Trade Secrets.

The Executive will hold in strict confidence and, except as the Company may authorize or direct, not disclose to any person or use (except in the, performance of his services hereunder) any confidential information or materials received by the Executive from the Company or any confidential information or materials of other parties received by the Executive in connection with the performance of his duties hereunder.  For purposes of this Section 6.1, confidential information or materials shall include existing and potential customer information, existing and potential supplier information, product information, design and construction information, pricing and profitability information, financial information, sales and marketing strategies and techniques, and business ideas or practices.  The restriction on the Executive's use or disclosure of the confidential information or materials shall remain in force during the Executive's employment hereunder and until the earlier of (a) a period of two (2) years thereafter or (b) until such information is of general knowledge in the industry through no fault of the Executive or any agent of the Executive.  This Section 6.1 is not intended to preclude Executive from being gainfully employed by another.  Rather, it is intended to prohibit Executive from using the Company's confidential information or materials in any subsequent employment or employment undertaken that is not for the benefit of the Company during the identified period.

The Executive will promptly disclose to the Company and to no other person, firm or entity all inventions, discoveries, improvements, trade secrets, formulas, techniques, processes, know-how and similar matters, whether or not patentable and whether or not reduced to practice, which are conceived or learned by the Executive during the period of the Executive's employment with the Company, either alone or with others, which relate to or result from the actual or anticipated business or research of the Company or which result, to any extent, from the Executive's use of the Company's premises or property (collectively called the "Inventions").  The Executive acknowledges and agrees that all Inventions shall be the sole property of the Company, and the Executive hereby assigns to the Company all of the Executive's rights and interests in and to all of the Inventions, it being acknowledged and agreed by the Executive that all the Inventions are works made for hire.  The Company shall be the sole owner of all domestic and foreign rights and interests in the Inventions.  The Executive will assist the Company at the Company's expense to obtain and from time to time enforce patents and copyrights on the Inventions.

Upon the request of, and, in any event, upon termination of the Executive's employment with the Company, the Executive shall promptly deliver to the Company all documents, data, records, notes, drawings, manuals, and all other tangible information in whatever form which pertains to the

QB\42554037.3

Company, and the Executive will not retain any such information or any reproduction or excerpt thereof.

Nothing in this Section 6 diminishes or limits any protection granted by law to trade secrets or relieves the Executive of any duty not to disclose, use or misappropriate any information that is a trade secret for as long as such information remains a trade secret.

7.	Successors: Binding Agreement

In addition to any obligations imposed by law upon any successor to the Company, the Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Company to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.  Failure of the Company to obtain such assumption and agreement prior to the effectiveness of any such succession shall be a breach of this Agreement and shall entitle the Executive to the Severance Payments, except that, for purposes of implementing the foregoing, the date on which any such succession becomes effective shall be deemed the date of termination.  For purposes of this Agreement, "Company" shall mean Spectrum Brands, Inc., a Delaware corporation, and shall include any successor to its business or assets which assumes and agrees to perform this Agreement by operation of law, or otherwise.

The services that are to be performed by Executive under this Agreement are acknowledged to be personal, and Executive may not assign his or her responsibilities or duties under this Agreement to another without the express written permission of the Company.

This Agreement shall inure to the benefit of and be enforceable by the Executive's personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.  If the Executive shall die while any amount would still be payable to the Executive hereunder (other than amounts which, by their terms, terminate upon the death of the Executive) if the Executive had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to the executors, personal representatives or administrators of the Executive's estate.

8.

Notices.  For the purpose of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given (a) when delivered personally, (b) upon confirmation of receipt when such notice or other communication is sent by facsimile or telex, (c) one day after delivery to an overnight delivery courier, or (d) on the fifth day

QB\42554037.3

following the date of deposit in the United States mail if sent first class, postage prepaid, by registered or certified mail.

For purposes of providing notice under this Agreement, when provided to the Company, the following address may be used:  Senior Vice President, Human Resources, 3001 Deming Way, Middleton, WI 53562.  And, when provided to the Executive, Executive's last known address may be used.

9.

Survival.  The obligations of the Company and the Executive under this Agreement which by their nature may require either partial or total performance after the expiration of the Term (including, without limitation, those under Sections 2, 5 and 6 hereof) shall survive such expiration.

10.

Amendment; Waiver.  This Agreement may be amended, modified, superseded, or canceled, and the terms hereof may be waived, only by a written instrument executed by all of the parties hereto or, in the case of a waiver, by the party waiving compliance.  The failure of any party at any time or times to require performance of any provision hereof shall in no manner affect the right at a later time to enforce the same.  No waiver by any party of the breach of any term or covenant contained in this Agreement, whether by conduct or otherwise, in any one or more instances, shall be deemed to be, or construed as, a further or continuing waiver of any such breach, or a waiver of the breach of any other term or covenant contained in this Agreement.

11.

Equitable Relief.  Executive expressly acknowledges that breach of any provision of Sections 5 or 6 of this Agreement would result in irreparable injuries to the Company, the remedy at law for any such breach will be inadequate, and upon breach of such provisions, the Company, in addition to all other available remedies, shall be entitled as a matter of right to injunctive relief in any court of competent jurisdiction without the necessity of proving the actual damage to the Company.

12.

Entire Agreement.  This Agreement constitutes the entire understanding of the parties hereto with respect to the subject matter hereof and supersedes all prior negotiations, discussions, writings, and agreements between them.

13.

Severability.  Sections 5.1, 5.2, 5.3, 6.1, 6.2, and 11 of this Agreement shall be considered separate and independent from the other sections of this Agreement and no invalidity of any one of those sections shall affect any other section or provision of this Agreement.  However, because it is expressly acknowledged that the Severance Payments are provided as consideration for the obligations imposed upon Executive under Sections 5.1, 5.2, 5.3, 6.1, and 6.2, should any court determine that any of the provisions under these Sections is unlawful or unenforceable, such that Executive need not honor those provisions, then Executive shall not receive the Severance Payments or insurance benefits provided for in this Agreement.

QB\42554037.3

14.	Counterparts. This Agreement may be executed in two counterparts, each of which shall be deemed to be an original but both of which together will constitute one and the same instrument.
15.

Governing Law.  This Agreement shall be construed and interpreted in accordance with the laws of the State of Delaware without regard to principles of conflicts of law thereof, or principles of conflicts of laws of any other jurisdiction which could cause the application of the laws of any jurisdiction other than the State of Delaware.

16.

Venue.  With respect to any controversy, claim or dispute under this Agreement, the parties each hereby irrevocably submits to the exclusive jurisdiction of any court of the United States located in the State of Wisconsin or in a State Court in Wisconsin.  Except as otherwise specifically provided in this Agreement, the Parties undertake not to commence any suit, action or proceeding based on any dispute between them that arises out of or relates to the Agreement in a forum other than a forum described in this Section 16 provided, however, that nothing herein shall preclude either party from bringing any suit, action or proceeding in any other court for the purposes of enforcing the provisions of this Section 16 or enforcing any judgment obtained by the Company.  The agreement of the Parties to the forum described in this Section 16 is independent of the law that may be applied in any suit, action, or proceeding, and the Parties agree to such forum even if such forum may under applicable law choose to apply non-forum law.  The Parties waive, to the fullest extent permitted by applicable law, any objection which they now or hereafter have to personal jurisdiction or to the laying of venue of any such suit, action or proceeding brought in an applicable court described in Section 16, and the Parties agree that they shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court.  The Parties agree that, to the fullest extent permitted by applicable law, a final and non-appealable judgment in any suit, action or proceeding brought in any applicable court described in Section 16 shall be conclusive and binding upon the Parties and may be enforced in any other jurisdiction.

17.	Definitions. For purposes of this Agreement, the following terms shall have the meanings indicated below:

"Cause" for termination by the Company of the Executive's employment shall mean (i) the commission by the Executive of any fraud, embezzlement or other material act of dishonesty with respect to the Company or any of its affiliates (including the unauthorized disclosure of confidential or proprietary information of the Company or any of its affiliates or subsidiaries); (ii) Executive's conviction of, or plea of guilty or nolo contendere to, a felony or other crime, the elements of which are substantially related to the duties and responsibilities associated with the Executive's employment; (iii) Executive's willful misconduct; (iv) willful failure or refusal by Executive to perform his duties and responsibilities to the Company or any of its affiliates which failure or refusal to perform is

QB\42554037.3

not remedied within 30 days after receipt of a written notice from the Company detailing such failure or refusal to perform; or (v) Executive's breach of any of the terms of this Agreement or any other agreement between Executive and the Company which breach is not cured within 30 days subsequent to notice from the Company to Executive of such breach.

"Change in Control" shall have the meaning given it in the Omnibus Stock Plan.

"Disability" shall be deemed the reason for the termination by the Company of the Executive's employment, if, as a result of a permanent condition, the Executive is unable to perform the essential duties and responsibilities of his employment position either with or without reasonable accommodation.

"Good Reason" for Executive's termination of employment with the Company shall mean (i) any reduction, not consented to by Executive, in Executive's base salary or target annual bonus opportunity; (ii)  the relocation, not consented by Executive, of the office location at which Executive is principally employed as of the Effective Date ("Office") to a location more than fifty (50) miles from such Office, or the requirement by the Company that Executive be based at an office other than the Office on an extended basis, except for required travel on the Company's business to an extent substantially consistent with Executive's business travel obligations; (iii) a substantial diminution or other substantive adverse change, not consented to by Executive, in the nature or scope of Executive's responsibilities, authorities, powers, functions or duties; (iv)  a breach by the Company of any of its material obligations under this Agreement; or (v) the failure of the Company to obtain the agreement for any successor to the Company or its parent company, Spectrum Brands Holdings, Inc., to assume and agree to perform this Agreement.

IN WITNESS WHEREOF, the parties have executed this amended and restated Agreement as of the date first above written.

SPECTRUM BRANDS, INC.

By:

Name:  Stacey Neu

Title:  Senior Vice President, Human Resources

Date:

QB\42554037.3

EXECUTIVE

By:

Name:  Nathan E. Fagre

Title:  General Counsel & Secretary

Date:

QB\42554037.3